Exhibit 8.1

[Letterhead of KPMG Tax Corporation]

[Date], 2014

TEL-Applied Holdings B.V.

Kerkenbos 1015, Unit C, 6546 BB

Nijmegen, The Netherlands

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of TEL-Applied Holdings B.V., a besloten venootschap organized under the laws of The Netherlands (“Holdco”), which includes the prospectus for Holdco ordinary shares to be delivered to the shareholders of Tokyo Electron Limited, a Japanese corporation (kabushiki kaisha) (“TEL”), pursuant to the proposed business combination of TEL and Applied Materials, Inc., a Delaware corporation, (the “Prospectus”).

KPMG Tax Corporation (“KPMG” or “we”) have participated in the preparation of the statements set forth in the subsection of the Prospectus under the caption, “Material Tax Consequences of the Business Combination—Material Japanese Tax Considerations” In our opinion, such statements, insofar as they summarize Japanese income tax law, and subject to the limitations and qualifications set forth therein are accurate summaries of the matters described therein in all material respects.

In issuing this opinion letter (“Opinion”), KPMG does not guarantee that the opinions expressed herein are compatible with the opinions of other Tax Service Providers or any other third parties that may be qualified to comment on such, nor does KPMG guarantee that other Tax Service Providers or third parties will reach the same or similar conclusions as to the subject matter addressed within.

The content of this Opinion is limited to the conclusions specifically set forth herein and is based on the completeness and accuracy of the facts, assumptions and/or representations as stated herein. If any of the facts, assumptions or representations is not entirely complete or accurate, it is imperative that we be informed immediately, as the inaccuracy or incompleteness could have a material effect on the content.

In issuing this Opinion, we may have considered prevailing Japanese tax laws, regulations and practices that are subject to change, retroactively and/or prospectively, and any such changes could affect the validity of the content. We accept no responsibility to review or update this Opinion for subsequent changes or modifications to Japanese tax law and regulations, or to the judicial and administrative interpretations thereof.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,